Exhibit 99.1 — Press Release

BANCORP OF NEW JERSEY, INC. ANNOUNCES THIRD QUARTER EARNINGS

November 9, 2016

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), holding company for Bank of New Jersey, reported net income for the nine months ended September 30, 2016 of $3.0 million compared to net income of $3.8 million for the nine months ended September 30, 2015, a decrease of $771 thousand or 20.4%. Earnings per diluted share were $0.48 for the nine months ended September 30, 2016 compared to $0.62 per diluted share for the nine months ended September 30, 2015, a decrease of $0.14. Net income for the third quarter of 2016 was $680 thousand, representing a decrease of $678 thousand, or 49.9%, from $1.4 million for the third quarter of 2015. Earnings per diluted share were $0.11 for the quarter ended September 30, 2016, a decrease of $0.11 from the diluted earnings per share of $0.22 for the quarter ended September 30, 2015.

During the nine months ended September 30, 2016, net interest income increased by $738 thousand, or 4.2%, reaching $18.4 million from $17.1 million in the prior year period, a record nine month net interest income for the Company. President and CEO Nancy E. Graves commented: “We are pleased with our commercial loan portfolio growth and our strong pipeline. Additionally, we are focused on increasing the commercial checking accounts in our core deposit mix, which is lowering our cost of funds.”  During the third quarter of 2016, net interest income was $6.2 million, $399 thousand, or 6.9%, greater than the $5.8 million in third quarter of 2015. During the first nine months of 2016, noninterest expense, net, increased by $994 thousand, or 8.8%, reaching $12.3 million from $11.3 million for the first nine months of 2015. During the third quarter of 2016, noninterest expense, net, increased by $249 thousand, or 6.6%, and reached $4.0 million as compared to $3.8 million for the third quarter of 2015. “The increase in noninterest expense, net, is due to initiatives undertaken by management which require increased investments in consulting, legal, and risk management systems” stated CEO Graves.  For the nine months ended September 30, 2016, the provision for loan losses was $1.6 million, compared to provision for loan losses of $659 thousand for the nine months ended September 30, 2015. For the quarter ended September 30, 2016, the provision for loan losses was $1.1 million, compared to a recovery of loan losses of $124 thousand for the quarter ended September 30, 2015. CEO Graves stated “The majority of the increased provision was related to a single commercial loan which was placed on non-accrual, with an accompanying loss.  Our asset quality remains strong.”

Bancorp of New Jersey’s total assets grew to $835.1 million, representing a $32.2 million, or 4.0%, increase from the December 31, 2015 total assets of $802.9 million. Total loans at September 30, 2016 were $660.2 million, an increase of $15.1 million, or 2.3%, from the December 31, 2015 amount of $645.1 million.  Total deposits were $725.2 million at September 30, 2016 compared to $700.7 million at December 31, 2015, an increase of $24.5 million, or 3.5%.  Stockholders’ equity reached $76.1 million at September 30, 2016, an increase of $2.9 million, or 4.0%, from $73.2 million at December 31, 2015.  The increase reflects net income for the nine month period ended September 30, 2016, offset by the Company’s quarterly cash dividends to stockholders.

For the past several years, the Company has paid cash dividends at a high level, with a dividend payout ratio in excess of 30% of earnings.  This ratio is higher than the Company’s peers, and higher than the dividend payout ratio seen at growth companies.  Therefore, as a result of the third quarter results discussed above and to position the Company for continued growth, the Board has made the difficult decision to not pay a cash dividend in December, 2016. Retaining capital allows the Company to invest more in strategic initiatives and leverages the Company’s ability to grow. The Board plans to review the dividend policy again in 2017.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; our ability to identify and address cyber-security risks; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
INCOME STATEMENT	2016	2015	2016	2015
Net Interest Income	$6,161	$5,762	$18,435	$17,697
Provision for (Recovery of) Loan Losses	1,120	(124)	1,570	659
Noninterest Expense, net	4,039	3,790	12,260	11,266
Pretax Income	1,002	2,096	4,605	5,772
Tax Expense	322	738	1,602	1,998
Net Income	$680	$1,358	$3,003	$3,774

Basic Earnings per Share	$0.11	$0.22	$0.48	$0.62
Diluted Earnings per Share	$0.11	$0.22	$0.48	$0.62

Weighted Average Shares –Basic	6,298	6,240	6,261	6,049
Weighted Average Shares –Diluted	6,301	6,256	6,264	6,065

SELECTED BALANCE SHEET DATA AT END OF PERIOD	September 30, 2016	December 31, 2015
Total Loans	$660,206	$645,062
Allowance for Loan Losses	8,320	8,020
Investment Securities	69,155	72,599
Total Assets	835,072	802,920
Total Deposits	725,239	700,739
Stockholders’ Equity	76,107	73,153